Exhibit 10.6

Form of Purchase Agreement

(English Summary)

Parties to Contract	Great Shengda as Buyer and Wuxi Rongcheng Paper Co., Ltd. as Vendor

Details of Products	The size, amount and price depend on the Buyer’s order and will be confirmed by the Vendor.

Standard of Quality	According to the GB13024-91 Standard of the state or the agreement of the two parties.

Location of Delivery	Warehouse of the Vendor.

Standards of checking and accepting	According to the GB13024-91 Standard of the state or the agreement of the two parties.

Time limit of objection	The Buyer should send a written notice to the Vendor if the products are found less than the contract-amount nor can fit the quality standards in 10 days after the Buyer receive the products.

Payment	1.	Pay on the 20th of the month when the order is placed; pay on the 20th of next
		month. Monthly payment at 60 days.
	2.	Pay by Bank Acceptance.
	3.	Freight is paid by the Buyer

Dispute Resolution	the local court